U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:  June 18, 2012

Liberty Gold Corp.

(Exact name of Registrant as specified in its charter)

Delaware	333-16135	80-0372385
(State or other jurisdiction of incorporation or organization)	(Commission File number)	(IRS Employer Identification No.)

2415 East Camelback Road, Suite 700, Phoenix, AZ 85016

 (Address of principal executive offices) (Zip Code )

602-553-1190

(Registrant’s Telephone Number, Including Area Code)

NA

(Former Address If Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation for the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 18, 2012, Bruce Taylor Walsham, age 76, was appointed a director of the Registrant.  He will serve until the next annual meeting of shareholders or until his successor is appointed.  Mr. Walsham is an engineer with over 50 years of experience in the mining industry who has been a team member in discoveries of gold and other precious metals in Africa, the United States, Europe and Asia.  Since 2002 he has been President, CEO and a Director of Kansai Mining Corporation, a privately held company engaged in precious metal and mineral exploration in Venezuela and Kenya.  Prior to his appointment, Mr. Walsham had entered into  a consulting agreement with the Registrant which pays him $3000 per month and awards him 50,000 shares every three months and under which he agreed to serve as a director.  Mr. Walsham has no family relationship with any officer or director of the Registrant and has not been a party to any legal proceeding of a kind or character requiring disclosure during the past five years.

Item 1.02 Termination of a Material Definitive Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Property Purchase Agreement In Alaska

On June 26, 2012, the Registrant entered into an termination agreement  (the Termination Agreement”) with Precious Metals Exploration Corp., an unaffiliated entity with offices in Sweden (the “Contra Party”) of a Property Purchase Agreement, dated March 31, 2011 (the “PPA”), between the Registrant and the Contra Party, for the purchase of an undivided 60% right title and interest in certain mining claims in the State of Alaska in exchange for 2,000,000 shares of the Registrant’s common stock to be issued 25% on closing, an additional 25% after six months, 12 months and eighteen months.  The PPA further provided for the issuance to the Seller of 2,000,000 additional shares of the Registrant’s common stock if mining operations on the property result in the discovery of 1,000,000 ounces of gold or 10,000,000 ounces of silver and required the Registrant to expend at least $300,000 in exploration and mine development work on the property over three years commencing with the closing under the PPA.  At the time of the PPA, Management believed these to be promising prospects, but has since determined that other prospects the Registrant owns in Alaska are more promising.

Under the Termination Agreement, the Contra Party is returning to the Registrant the 1,000,000 shares that were issued to it and the Registrant is relieved from all further obligations under the PPA.  The Registrant had expended $158,890.35 in exploration costs under the PPA which will not be recovered.  The termination Agreement provides for a release of each party.

Item 8.01 Other Events.

On June 18, 2012, the Registrant entered into an agreement to repurchase 250,000 of its shares from an unaffiliated party for $0.40 per share.  At the time of the repurchase, the market price for the Registrant’s common stock on the OTCBB was approximately $1.00 per share.  The Registrant used its existing resources to fund the transaction.

Item 9.01 Financial Statements and Exhibits.

(a)

Financial Statements of Business Acquired

Not Required.

(b)

Pro-Forma Financial Information

Not Required.

(c)

Exhibits

Exhibit No.

Description

10.1

Termination Agreement

10.2

Consulting Agreement between the Registrant and Bruce Taylor Walsham

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Liberty Gold Corp.

Lynn Harrison

By:  /s/ Lynn Harrison, CEO

Dated:

July 18 , 2012